EXHIBIT 10.4

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO STOCKERYALE, INC., THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED CONVERTIBLE NOTE

FOR VALUE RECEIVED, STOCKERYALE, INC., a Massachusetts corporation (hereinafter called the " Borrower "), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the " Holder ") or its registered assigns, on order, without demand, the sum of Four Million Dollars ($4,000,000) (the " Principal Amount "), together with any accrued and unpaid interest, on February 19, 2007 (the " Maturity Date ").

The following terms shall apply to this Note:

ARTICLE I
INTEREST

1.1    Interest Rate . Interest payable on this Note shall accrue at the annual rate of the Prime Rate plus 2.00% (but in no event less than 6.0% per annum) (subject to adjustment as hereafter provided based upon fluctuation in the volume weighted average price of Borrower’s common stock currently constituted (the " Common Stock ") and be payable in arrears commencing one month from the date hereof and on the first business day of each consecutive calendar month thereafter, and on the Maturity Date, accelerated or otherwise, due and payable as described below (the " Interest Rate "). Interest shall be computed on the basis of actual days elapsed in a year of 360 days. " Prime Rate " means the "base rate" or "prime rate" published in the Wall Street Journal from time to time. The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate. If a registration statement covering the resale of the Common Stock underlying this Note and the Warrant issued pursuant to the Securities Purchase Agreement (as hereafter defined) becomes effective and remains effective, and the volume weighted average price of the Common Stock for 10 consecutive trading days during any calendar month (the " Volume Weighted Average Price ") is greater than the Fixed Conversion Price, then the applicable annual interest rate for such month shall be decreased by seventy-five (75) basis points (to a minimum of 0.0%) for each 25% increment by which the Volume Weighted Average Price is greater than the Fixed Conversion Price.

ARTICLE II
PAYMENTS OF PRINCIPAL AND INTEREST

2.1    Monthly Payments . Subject to the terms of this Article II, the Borrower shall repay one thirty-second (1/32 nd ) of the Principal Amount (to the extent such amount has not been converted pursuant to Article III below) (the " Monthly Principal Amount "), together with interest accrued to date on such portion of the Principal Amount plus any and all other amounts owing under this Note but not previously paid (the " Monthly Interest Amount and, together with the Monthly Principal Amount and all other amounts owing under this Note, collectively, the " Monthly Amount "), in accordance with Section 2.2 below, on the first business day of each consecutive calendar month (each, a " Repayment Date "), beginning on the first such day which occurs one-hundred and twenty days following the date hereof.

2.2    Cash or Common Stock . Subject to the terms of this Article II, the Borrower has the sole option to determine whether to satisfy payment of the Monthly Amount in full on each Repayment Date either in cash or in shares of the Borrower’s Common Stock, or a combination of both. The Borrower shall deliver to the Holder a written irrevocable notice in the form of Exhibit B attached hereto electing to pay such Monthly Amount in full on such Repayment Date in either cash or Common Stock, or a combination of both (" Repayment Election Notice "). Such Repayment Election Notice shall be delivered at least ten (10) days prior to the applicable Repayment Date (the date of such notice being hereinafter referred to as the " Notice Date "). The Holder shall have the right to defer for any period of time the payment of the Monthly Amount in shares of Common Stock in its sole discretion. If such Repayment Election Notice is not delivered within the prescribed period set forth in the preceding sentence, then the repayment shall be made in either cash or shares of Common Stock on the same terms hereunder at the Holder’s sole option. If the Borrower elects or is required to repay all or a portion of the Monthly Amount in cash on a Repayment Date, then on such Repayment Date the Borrower shall pay to the Holder 101% of the Monthly Principal Amount and 100% of the Monthly Interest Amount in satisfaction of such obligation. If the Borrower elects or is required to repay any portion of the Monthly Amount in shares of Common Stock, the number of such shares to be issued for such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the applicable Conversion Price as of such Repayment Date. Any shares of Common Stock comprising the Monthly Amount are referred to herein as " Repayment Shares ."

2.3    No Effective Registration . Notwithstanding anything to the contrary herein, the Borrower shall be prohibited from exercising its right to repay the Monthly Amount in Repayment Shares (and must deliver cash in respect thereof) and, if applicable, the Holder shall be prohibited from exercising its right to require repayment of the Monthly Amount in Repayment Shares if at any time from the Notice Date until the day on which the Holder receive such Repayment Shares (i) there fails to exist an effective registration statement covering the resale of such Repayment Shares or (ii) an Event of Default (as defined in Article V) exists or occurs which is not waived in writing by the Holder in whole or in part at the Holder’s option.

2.4    Share Price/Issuance Limitations . Notwithstanding anything to the contrary herein (a) the Borrower shall have no right to satisfy payment of the Monthly Amount by delivery of Repayment Shares unless the closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for any of the eleven (11) trading days preceding a Repayment Date is greater than 110% of the Fixed Conversion Price (as defined in Section 3.1 below) and (b) the Borrower shall not be entitled to issue any Repayment Shares if such issuance would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder or issuable upon exercise of warrants held by such Holder and 4.99% of the outstanding shares of Common Stock of the Borrower. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The Holder may void the Repayment Share limitation described in this Section 2.4 upon 75 days prior notice to the Borrower or without any notice requirement upon an Event of Default.

2.5    Deemed Conversions . Any repayment of the Monthly Amount in Repayment Shares pursuant to the terms hereof shall constitute and be deemed a conversion of such portion of the applicable Principal Amount and accrued interest for all purposes under this Note (except as otherwise provided herein).

2.6    Optional Prepayments . In the event Borrower wishes to prepay all or a portion of the Principal Amount or any and all other amounts owing under this Note (collectively, the " Obligations "), Borrower shall deliver to the Holder written notice indicating the amount intended to be so prepaid (the " Prepayment Amount ") and the date on which such prepayment shall be made (the " Prepayment Date "). Such notice shall be delivered to the Holder at least five (5) Business Days’ prior to the Prepayment Date. On the Prepayment Date, Borrower shall pay to the Holder the Applicable Percentage of the Prepayment Amount in satisfaction of the Prepayment Amount. All such prepayments shall be (a) applied to the Obligations in such order as the Holder shall elect and (b) credited (conditional upon final collection) to the Obligations three (3) Business Days after receipt of such amounts by Holder in good funds in dollars of the United States of America. Any amount received by Holder after 12:00 noon (New York time) on any business day shall be deemed received on the next business day. For purposes of this Section 2.6, the term " Applicable Percentage " means (1) 115% for the period commencing on the date hereof (the " Closing Date ") and ending on the first anniversary of the Closing Date, (2) 110% for the period commencing on the first day following the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date and (3) 105% for the period commencing on the first day following the second anniversary of the Closing Date and ending on the day immediately preceding the Maturity Date. Notwithstanding the foregoing, in the event the proceeds arising from the sale of the real property located at 32 Hampshire Road, Salem, New Hampshire (the "Real Property") are utilized to pay a Prepayment Amount, the Applicable Percentage with respect to such payment shall equal zero percent (0%).

ARTICLE III
CONVERSION RIGHTS

3.1    Optional Conversion . Subject to the terms of this Article III, the Holder shall have the right, but not the obligation, at any time until the Maturity Date or thereafter during an Event of Default (as defined in Article V), to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of Common Stock at the conversion price set forth in Section 3.2 (the " Conversion Price "). The shares of Common Stock to be issued upon such conversion are herein referred to as the " Conversion Shares ."

3.2    Conversion Price . Subject to adjustment as provided in Section 3.7 hereof, the Conversion Price per share shall be $1.30 (the " Fixed Conversion Price "). If an Event of Default has occurred and shall be continuing hereunder, then the Conversion Price shall be equal to the lower of (i) the Fixed Conversion Price; or (ii) eighty percent (80%) of the average of the three lowest closing prices for the Common Stock on the principal trading exchange or market for the Common Stock, (the " Principal Market "), or on any securities exchange or other securities market on which the Common Stock is then being listed or traded, for the thirty (30) trading days prior to but not including the Conversion Date.

3.3    Conversion Limitation . Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such holder or issuable upon exercise of warrants held by such holder and 4.99% of the outstanding shares of Common Stock of the Borrower. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The Holder may void the Conversion Share limitation described in this Section 3.3 upon 75 days prior notice to the Borrower or without any notice requirement upon an Event of Default. Notwithstanding the foregoing, to the extent required by the Nasdaq Marketplace Rules, at no time may the Holder convert all or part of this Note or the interest payable thereon into a number of Conversion Shares that, together with any shares of Common Stock acquired upon exercise of warrants held by the Holder, would in the aggregate exceed 19.99% of the outstanding shares of the Company’s Common Stock, determined as of the date hereof, without first obtaining stockholder approval of such issuance of Common Stock (the "Conversion Limitations"). In obtaining stockholder approval, stockholders shall not be entitled to vote any shares of Common Stock acquired upon conversion of this Note and/or exercise of any warrant held by the Holder on such matter. In the event such approval is so required, then the Company shall (i) within fifteen (15) days following notice by the Holder to convert an amount in excess of the Conversion Limitations file proxy materials relating to such stockholder approval with the Securities and Exchange Commission and (ii) use its best efforts to obtain as promptly as possible such stockholder approval. In addition, so long as no Event of Default (as defined in Article V) shall have occurred and be continuing, the Holder shall not be entitled to convert all or part of this Note or the interest payable hereon until the later to occur of (1) May 1, 2004 or (2) such time as all indebtedness and liabilities payable by the Borrower to the Holder under the Secured Convertible Note dated as of September 24, 2003 in the original principal amount of $2,500,000 (as amended, modified and supplemented from time to time) have been paid in full (the "Existing Note").

3.4    Mechanics of Conversion . In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (" Notice of Conversion ") to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the amount of Principal Amount, accrued interest and fees that are being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the " Conversion Date "). A form of Notice of Conversion that may be employed by the Holder is annexed hereto as Exhibit A. The Borrower will use commercially reasonable efforts to cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder as promptly as practicable, but in any event within three (3) business days. The Company shall use commercially reasonable efforts, subject to the receipt of reasonably satisfactory customary supporting documentation, in the context of an exercise of a convertible note in conjunction with an immediate resale of the underlying shares, to issue such shares by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (" DTC ") through its Deposit Withdrawal Agent Commission ("DWAC") system after receipt by the Borrower of the Notice of Conversion (the " Delivery Date "), if so requested by the Holder.

In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

3.5    Partial Conversions . In the event of any partial conversions of outstanding Principal Amount pursuant to this Article III, such conversions shall be deemed to constitute conversions of outstanding Principal Amount applying to Monthly Amounts for the Repayment Dates in chronological order.

3.6    Late Payments . The Borrower understands that a delay in the delivery of the shares of Common Stock required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late payments to the Holder for late issuance of the such shares required pursuant to this Article III upon conversion of the Note, in the amount equal to the greater of (i) $250 per business day after the Delivery Date and (ii) the Holder’s actual damages from such delayed delivery. The Borrower shall pay any payments incurred under this Section in immediately available funds upon demand and, in the case of actual damages, accompanied by reasonable documentation of the amount of such damages.

3.7    Adjustment Provisions . The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Sections 3.1 and 3.2, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.    Reclassification, etc . If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

B.    Stock Splits, Combinations and Dividends . If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

C.    Share Issuances . Subject to the provisions of this Section 3.7, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock to a person other than the Holder (otherwise than (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as set forth in the Schedules to the Purchase Agreement dated as of the date hereof between the Borrower and the Holder, which agreement is incorporated herein by this reference (the " Purchase Agreement "); or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share (the " Offer Price ") less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset to such lower Offer Price. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Conversion Price only upon the conversion, exercise or exchange of such securities.

D.    Computation of Consideration . For purposes of any computation respecting consideration received pursuant to Subsection C above, the following shall apply:

(a)    in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(b)    in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof); and

(c)    in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (a) and (b) of this Subsection (D)).

3.8    Reservation of Shares . During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

3.9    Registration Rights . The Holder has been granted registration rights with respect to the shares of Common Stock issuable upon conversion of this Note as more fully set forth in a Registration Rights Agreement dated the date hereof.

ARTICLE IV
EVENT OF DEFAULT

The occurrence of any of the following events is an Event of Default (" Event of Default "):

4.1    Failure to Pay Principal, Interest or other Fees . The Borrower fails to pay any installment of principal, interest or other fees hereon or in respect of any other promissory note issued pursuant to the Purchase Agreement when due.

4.2    Breach of Covenant . The Borrower breaches any covenant or other term or condition of this Note or the Purchase Agreement (as hereafter defined) in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after the occurrence thereof.

4.3    Breach of Representations and Warranties . Any material representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading.

4.4    Receiver or Trustee . The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.5    Judgments . Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

4.6    Bankruptcy . Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

4.7    Stop Trade; Delisting . (a) An SEC stop trade order or Principal Market trading suspension of the Common Stock for 5 consecutive days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Market or (b) Borrower’s Common Stock shall fail to be listed on a Principal Market or any securities exchange or other securities market (including the Nasdaq OTC Bulletin Board, but excluding the pink and yellow sheets).

4.8    Guaranty . (a) Any guarantor of all or any part of the obligations owing under this Note (each, a "Guarantor") attempts to terminate, challenges the validity of, or its liability under any guaranty agreement made in favor of the Holder (each, a "Guaranty"), (b) any Guarantor shall default under any Guaranty or any guaranty security agreement made in favor of the Holder (each a "Guaranty Security Agreement"), which such default is not cured within any applicable cure or grace period or (c) any Guaranty or Guaranty Security Agreement shall cease to be valid, binding and enforceable in accordance with its terms.

4.9    Further Encumbrance . The Borrower shall not encumber, mortgage, pledge, assign or grant any lien or security interest in any or all of its assets to any person or entity other than those liens and security interests set forth on Schedule 4.9 hereof.

4.10    Existing Note . An Event of Default shall have occurred under and as defined in the Existing Note which shall not have been cured during any applicable cure or grace period.

4.11    Mortgage . An Event of Default shall have occurred under and as defined in the Mortgage dated as of the date hereof made by the Borrower in favor of the Holder (as amended, modified or supplemented from time to time) with respect to the Real Property which shall not have been cured during any applicable cure or grace period.

ARTICLE V
DEFAULT PAYMENT

5.1    Default Rate . Upon the occurrence and during the continuance of an Event of Default, a default interest rate of 5% per annum above the Interest Rate shall apply to the amounts owed hereunder.

5.2    Cumulative Remedies . The remedies under this Note shall be cumulative.

ARTICLE VI
MISCELLANEOUS

6.1    Failure or Indulgence Not Waiver . No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2    Notices . Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address as set forth on the signature page to the Purchase Agreement executed in connection herewith and to the Holder at the address set forth on the signature page to the Purchase Agreement for such Holder, with a copy to Scott J. Giordano, Esq., Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, facsimile number (212) 407-4990, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

6.3    Amendment Provision . The term " Note " and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4    Assignability . This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

6.5    Cost of Collection . If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

6.6    Governing Law . This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

6.7    Maximum Payments . Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.8    Construction . Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

6.9    Management Fee . Simultaneously with the execution of this Note, the Borrower shall pay to Laurus Capital Management, LLC a management fee in an amount equal to four percent (4.0%) of the Principal Amount, which such amount at the Holder’s option may be deducted from funds made available by the Holder to the Borrower hereunder.

IN WITNESS WHEREOF , the Borrower has caused this Note to be signed in its name effective as of this 20th day of February, 2004.

STOCKERYALE, INC.

By:

WITNESS:

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by STOCKERYALE, INC. (the " Company ") on February 20, 2004 into Shares of Common Stock of the Company according to the conditions set forth in such Note, as of the date written below.
Date of Conversion:
Conversion Price:
Shares To Be Delivered:
Signature:
Print Name:
Address:

EXHIBIT B

FORM OF REPAYMENT ELECTION NOTICE

To:    [HOLDER AT HOLDER’S ADDRESS]

Pursuant to Section 2.2 the Note of StockerYale, Inc. (the " Company ") issued on February 20, 2004 we hereby notify you that we are irrevocably electing to repay the outstanding Monthly Amount (as defined in the Note) due on the Repayment Date (as defined in the Note) which occurs on ______, 20__ (CHECK ONE):

_____        In full in cash on such Repayment Date.

_____        In full in shares of the Company’s Common Stock within three (3) trading days following such Repayment Date.

StockerYale, Inc.

By:
Name:
Title:

Schedule 4.9

1.    Liens in favor of Merrill Lynch Business Financial Services, Inc. securing a maximum indebtedness (inclusive of principal, interest, fees, costs and expenses) not to exceed $6,600,000 in the aggregate, as the same may be renewed, extended, replaced or refinanced from time to time.

2.    Leases and purchase money security interests in specific items of equipment and the proceeds thereof.